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                                 EMPLOYMENT AGREEMENT


    This EMPLOYMENT AGREEMENT (the "Agreement") is dated effective as of January 26, 1996 (the "Effective Date"), between Envirotest Systems Corp., a Delaware corporation (the "Company"), and F. Robert Miller (the "Employee").

    WHEREAS, the Board of Directors of the Company (the "Board") approved and authorized the entry into this Agreement with the Employee;

    WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Company.

    NOW, THEREFORE, it is AGREED as follows:

    1.   EMPLOYMENT.

         (a) The Employee shall serve as President and Chief Executive Officer of the Company, faithfully and to the best of his ability, from the date hereof through the Term (as defined below). In this capacity the Employee shall have such duties and responsibilities as the Board shall designate that are consistent with the Employee's position as President and Chief Executive Officer of the Company, including the performance of duties with respect to any subsidiaries of the Company. Employee shall perform such duties and responsibilities in accordance with the practices and policies of the Company as are in effect from time to time and in accordance with Employee's employment arrangements with the Company. The Employee shall report directly to the Board and Committees of the Board consisting solely of members of the Board.

         (b) During the Term, the Employee shall devote his full business time, energy and skill to the performance of his duties with the Company.

         (c) During the Term, the Company agrees to nominate the Employee for membership to the Board.

    2. TERM. The initial term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on January 26, 1999; PROVIDED, HOWEVER, that commencing on January 26, 1999 (and each January 26 in every odd year thereafter) (each such date an "Ending Date"), the term of this Agreement shall automatically be extended for two additional years unless, not later than one year prior to an Ending Date (I.E., January 26, 1998 and each January 26 in every subsequent even year), the Company or the Employee shall give written notice not to extend this Agreement (such initial term and any extensions thereof shall be referred to herein as the "Term"). If written notice not to extend this Agreement is given by the Company pursuant to this
Section 2, the Company will be required, at Employee's option,

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to elect under Section 11(b) to extend the Restricted Period (as defined in
Section 11(b)) for a period of at least one year.

    3. BASE SALARY. The Company agrees to pay the Employee during the first year of the Term, a base salary ("Base Salary") at an annual rate equal to $300,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. For the second and third years of the Term, and if the Term is extended for additional periods, then during each such subsequent year, the Company shall pay a salary for the Employee's services at a rate of the previous year's Base Salary under this Paragraph 3, increased by the lesser of (i) five percent (5.0%) and (ii) the aggregate monthly percentage increase in the Consumer Price Index for all Urban Consumers (CPI-U) for the United States, All Items (1982-1984 = 100), published by the U.S. Department of Labor, after taking into account any revisions, for the most recent twelve months for which the Consumer Price Index data is published prior to the first day of such year.

    4. BONUS AGREEMENT. During the Term, the Employee shall be entitled to participate in the Company's bonus and other compensation plans for the Company's Employees of like classification. The Employee shall have the opportunity to earn an annual target bonus ("Target Bonus") equal to 100% of his Base Salary, measured against objective financial criteria to be determined by the Board after consultation with Employee.

    5. STOCK OPTIONS. The Company shall recommend to the Compensation Committee of the Board, which administers the Company's stock option plan, that as of the Effective Date, the Company grant to the Employee options with respect to 400,000 shares of Company stock subject to the following terms: options with respect to 200,000 of such shares shall be granted at an exercise price equal to the closing Nasdaq National Market quotation on the most recent trading date prior to the date of grant and options with respect to the remaining 200,000 shares shall be granted at the average closing market price for the five (5) trading day period ending thirty (30) days after the date of the initial grant. Such options shall vest PRO RATA according to the following schedule:

         (i) 10% of such options shall vest on the six (6) month anniversary of the date of grant;

         (ii) an additional 23.33% of such options shall vest on the twelve (12) month anniversary of the date of grant;

         (iii) an additional 33.33% of such options shall vest on the twenty four (24) month anniversary of the date of grant; and

         (iv) an additional 33.33% of such options shall vest on the thirty six (36) month anniversary of the date of grant.

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    Except as otherwise stated in this paragraph, the options shall expire, if not exercised, on the tenth (10th) anniversary of the date of grant. If (i) the Employee is terminated by the Company other than for Cause, (ii) the Employee terminates his employment for Good Reason, (iii) the Employee's employment is terminated by reason of the Employee's death or permanent disability, or (iv) there occurs a Change of Control, all options granted prior to that date shall vest and become immediately exercisable. If vested, the options may be exercised for a 90 day period following Employee's termination of employment for any reason other than for Cause, permanent disability or death. The options may be exercised during the one year period following termination for death or permanent disability. The options shall be forfeited upon a termination for Cause. The Employee may, in his sole discretion, use shares acquired upon exercise of an option to pay part or all of the exercise price and any federal, state and local withholding tax requirements. Said options shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed upon stock options granted under the Company's Stock Option Plan.

    In addition to the foregoing described stock option grants, at the sole discretion of the Compensation Committee of the Board, the Employee shall be eligible for additional annual grants of stock options of up to 100,000.

    6.   PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS

         (a) The Employee shall be entitled to participate in any plan of the Company relating to stock purchases, pension, thrift, profit sharing, medical coverage, education, or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its executive employees generally. The Company shall maintain a life insurance policy with a face value of $1.5 million on the Employee's life, the beneficiary of which shall be designated by the Employee.

         (b) AUTOMOBILE. During the Term, the Company shall furnish to the Employee an automobile of the Employee's choice not to exceed a purchase price of $60,000. The Company shall pay for all expenses associated with the use, operation and enjoyment of the automobile (including insurance coverage but exclusive of gasoline expense); and shall replace the automobile with a new one on a schedule not less frequently than once every three (3) years.

         (c) VACATIONS. The Employee shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to executive officers generally. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

         (d) PRIOR SERVICE CREDITED. For purposes of calculation of benefits to which the Employee is entitled to pursuant to this section, services rendered by the Employee at Systems Control, Inc., a Delaware corporation ("SCI"), prior to the Effective Date, shall be credited to the Employee as if such services were rendered to the Company; provided, however, that if such additional benefits may not be paid under one or more plans or programs, such additional benefits (or an amount in cash that is equivalent thereto) shall be payable hereunder.

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It is understood by the parties that this Subsection (d) has no applicability to the Company's existing 401-K Plan.

    7.   TERMINATION.

         (a) PERMANENT DISABILITY. In the event of the permanent disability (as hereinafter defined) of the Employee during the Term, the Company shall have the right, after Notice of Termination (as defined below) is given to the Employee, to terminate his employment hereunder, effective upon the giving of such notice. Upon such termination, the Company shall be discharged and released from any further obligations under this Agreement, except for the obligation to pay salary and other benefits earned but unpaid to the Date of Termination (which payments shall be made (i) with respect to salary or bonus, if any, on or before the later of the last day of the month which includes the Date of Termination or the tenth day following the Date of Termination), or (ii) with respect to other benefits, in accordance with the applicable Company plan or program), and the vesting of the stock options as set forth in Section 5 above. Disability benefits due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs.
For purposes of this Agreement, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders the Employee unable to execute his duties hereunder for 180 consecutive days or an aggregate period of more than 210 days in any twelve (12) month period.

         (b) DEATH. In the event of the death of the Employee during the Term, the salary to which the Employee is entitled pursuant to Section 3 hereof shall continue to be paid through the end of the month in which death occurs, any bonus payment to which the Employee is entitled pursuant to Section 4 shall promptly be paid to the beneficiary so designated by the Employee by written notice to the Company, or failing such designation, to his estate. The Employee's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 7(b) in full discharge and release of the Company of and from any further obligations under this Agreement, except for the obligation to pay salary and other benefits earned but unpaid through the end of the month which includes the Date of Termination (which payment shall be made (i) with respect to salary or bonus, if any, on or before the later of the last day of the month of death or the tenth day following death, or (ii) with respect to other benefits, in accordance with the applicable Company plan or program), and the vesting of the stock options as set forth in Section 5 above. Any other benefits due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs.

         (c) CAUSE. Termination by the Company of the Employee's employment for "Cause" shall mean termination upon (1) the wilful failure by the Employee to materially perform his duties with the Company or to follow the instructions of the Board (other than any such failure resulting from his incapacity due to physical or mental illness), (2) the willful engaging by the Employee in conduct that is materially injurious to the Company, monetarily or otherwise, (3) the commission of any act of fraud, theft or dishonesty by the Employee against the Company, (4) the conviction of the Employee of (or the pleading by the Employee


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of NOLO CONTENDERE to) any felony, fraud or embezzlement or (5) any willful material breach by the Employee of the terms of this Agreement, unless any such breach of this Agreement by Employee that is capable of being corrected is corrected in all material respects within thirty (30) days following written notification by the Company to the Employee that the Company intends to terminate the employment of Employee hereunder by reason of a willful material breach of this Agreement for Cause as specified in such written notice to Employee.

    Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (1) advance written notice provided to the Employee not less than fourteen (14) days prior to the Date of Termination setting forth the Company's intention to consider terminating the Employee including a statement of the Date of Termination and the specific detailed basis for such consideration for Cause; (2) an opportunity of the Employee, together with his counsel, to be heard before the Board during the fourteen (14) day period ending on the Date of Termination; (3) a determination in accordance with the provisions of the next to the last sentence of this Section 7(c) by members of the Board that the actions of the Employee constituted Cause and that the Employee's employment should accordingly be terminated for Cause; and (4) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. By determination of the Board in accordance with the next to the last sentence of this Section 7(c), the Company may suspend the Employee from his duties for a period of up to thirty
(30) days with full pay and benefits hereunder during the period of time in which the Board is making a determination as to whether to terminate the Employee for Cause. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds (2/3) majority of the members of the Board (other than the Employee). Any purported termination of employment of the Employee by the Company which does not meet each and every substantive and procedural requirement of this Section 7 shall be treated for all purposes under this Agreement as a termination of employment without Cause.

         (d) GOOD REASON. "Good Reason" shall mean, without the express written consent of the Employee, the occurrence of any of the following events unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

              (i) any material adverse alteration, reduction or diminution in the Employee's titles or positions or duties or responsibilities with the Company includinG but not limited to a failure to elect Employee to the offices of President Chief Executive Officer and as a member of the Board of the Company;

              (ii)      any reduction in the Employee's Base Salary;

              (iii) the Company requiring the Employee to change the location of his employment or office to a location more than 25 miles outside of the Sunnyvale, California;

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              (iv)      a material breach by the Company of any provision of
      this Agreement;

              (v) the failure for any reason of the Company to grant the options described in Section 5 of this Agreement (exclusive of the discretionary options) on the terms set forth in this Agreement; and

              (vi)      occurrence of Change of Control.

         (e) CHANGE OF CONTROL. As used in this Agreement, the term "Change of Control" shall have the meaning as set forth in Exhibit I hereto.

         (f) NOTICE OF TERMINATION. Any purported termination of the Employee's employment by the Company or by him shall be communicated by Notice of Termination to the other party hereto in accordance with Section 7.

         (g) DATE OF TERMINATION. "Date of Termination" shall mean (1) if the Employee's employment is terminated by his death, the date of his death; (2) if the Employee's employment is terminated by reason of permanent disability, the date Notice of Termination is given; (3) if the Employee's employment is terminated (A) for Cause (except Cause as defined in Section 7(c)(5)), the date specified in the Notice of Termination or (B) for Cause (as defined in Section 7(c)(5)) thirty (30) days after Notice of Termination is given (provided that any such breach of this Agreement by the Employee that is capable of being corrected is not corrected in all material respects during such thirty (30) day period); (4) if the Employee's employment is terminated by the Employee for Good Reason, thirty (30) days after Notice of Termination is given (provided that any such breach of this Agreement by the Company is not corrected in all material respects during such thirty (30) day period; and (5) if the Employee's employment is terminated for any other reason, the date specified in the Notice of Termination.

         (h)  COMPENSATION UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.
If the Employee's employment by the Company should be terminated (x) by the Company other than for Cause or (y) by the Employee for Good Reason, the Company shall pay to the Employee (1) on or within five days following his Date of Termination, the amount of his Base Salary not previously paid through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus, (2) on or within five days following the Date of Termination, an amount equal to a PRO RATA portion (based on the number of months and partial months in the year which shall have elapsed as of the Date of Termination) of that portion of the Target Bonus that the Employee is reasonably likely to have received with respect to the year of termination based on a good faith determination by the Board (or a committee thereof) of the reasonable likelihood of achievement of the objective goals or other financial criteria against which the Target Bonus is measured pursuant to Section 4 of this Agreement, plus (3) on or within five days following the Date of Termination, a lump sum payment equal to the product of (A) one twelfth of the Employee's then Base Salary and (B) the number of months remaining in the Term or 24 months, whichever is greater, plus (5) at the time such payments are due, all

                                          6

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other amounts to which he is entitled from the Company under any other compensation plan. In addition, the Employee shall be entitled from the Company to such benefits detailed in Section 6 of this Agreement for the remainder of the Term or for 24 months, whichever is greater. Furthermore, the Company will be required, at the Employee's option, to elect under Section 11(b) to extend the Restricted Period (as defined in Section 11(b)) for a period of at least one year, PROVIDED, HOWEVER, that if Employee makes such an election, all payments under the first sentence of this Section 7(h) will be paid in equal monthly installments (on or before the tenth day of each month) over the remainder of the Term or 24 months, whichever is greater except that payments under this
Section 7(h)(5) will be paid in accordance with the applicable plan.

         (i)  COMPENSATION UPON TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.
If the Employee's employment should be terminated (x) by the Company for Cause, or (y) by the Employee without Good Reason, the Company shall pay to the Employee, on or before the later of the last day of the month which includes the Date of Termination or the tenth day following the Date of Termination, the amount of his full Base Salary not previously paid through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus, at the time such payments are due, all other amounts to which he is entitled from the Company under any compensation plan and the Company will have no further obligations pursuant to this Agreement except as provided under
Section 11(b) as applicable.

    8. INTEREST ON LATE PAYMENTS DUE AFTER TERMINATION. In the event that any required payments to the Employee under Sections 7(a), 7(b), 7(h), 7(i), 11(b), 12, 13(b) and 13(c) are not paid when due, the Company shall pay interest from the due date to the date of payment of such amount at a rate of eight percent (8.0%) per annum.

    9. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Employee, all rights to receive payments hereunder shall become rights of the Employee's estate.

         (a) At the request of Employee, the Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

                                          7

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    10.  NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to Employee, at 679 University Avenue, Los Altos, California 94022 with a copy to Roger C. Siske, Esq., 8000 Sears Tower, Chicago, Illinois 60606 and to the Company at Envirotest Systems Corp.; 6903 Rockledge Road; Bethesda, Maryland 20817; Attention: C. Michael Alston, Esq. (provided that all notices to the Company shall also be directed to the attention of the Board with a copy to the Secretary of the Company), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    11. (a) CONFIDENTIALITY. The Employee acknowledges that in his employment hereunder, and during prior periods of employment with the Company, he has occupied and will continue to occupy a position of trust and confidence. The Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by the Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by the Employee in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Employee during the term of his employment by the Company.

         (b) NON-COMPETITION. During (i) the period that the Employee is employed by the Company hereunder, (ii) any period with respect to which the Employee is entitled to benefits under Section 7(h) hereof, (iii) in the event the Employee continues to be employed by the Company throughout the Term and at the discretion of the Company (which discretion shall be exercised on or before July 30 of the year prior to the year of the subject End Date), a period of up to 24 months after the expiration of the subject Term, (iv) in the event of termination for Cause or termination by the Employee without Good Reason and at the discretion of the Company (which discretion shall be exercised at the time of the termination for Cause and within five days after the Company has been notified of Employee's termination without Good Reason), a period of 24 months after such termination, and (v) in the event of termination without Cause or for Good Reason, and the expiration of the period with respect to which Employee is entitled to benefits under Section 7(h) thereof (the "Section 7(h) Period") and otherwise at the discretion

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of the Company (which discretion shall be exercised on a date at least one year prior to the expiration of the Section 7(h) Period) a period of up to 24 months after the expiration of the Section 7(h) Period (the "Restricted Period"), the Employee shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, including any entity engaged in the business of providing vehicle emissions testing services or services directly related thereto that comprise a material portion of the Company's business or any other business that is definitely planned by or that is under development by the Company or any of its affiliates during the Employee's employment (if employee is currently employed) or at the time of the Employee's Date of Termination (each such competitor a "Competitor of the Company"); PROVIDED, HOWEVER, that (i) the "beneficial ownership" by the Employee, either individually or as a member of a "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and Regulation 13D under the Exchange Act) of not more than five percent (5%) of the voting stock of any publicly held corporation, or (ii) beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) by the Employee, individually, together with individual beneficial ownership by members of his immediate family of not more than four percent (4%) in aggregate of the equity of SCI, shall not alone constitute a violation of this Agreement. To the extent the Employee is made available by the Company to provide litigation assistance and support to SCI pursuant to Section 6.8, "Litigation Support," of the Stock Purchase Agreement between SCI and Envirotest Acquisition Co., he is permitted to do so.

         In the event the Company exercises its discretion to extend the Restricted Period as set forth in clauses (b)(iii), b(iv), or b(v) of this
Section 11, or the Employee exercises his discretion to extend the Restricted Period as set forth in Section 2 or 7(h), the Company shall pay to the Employee, in consideration for the Employee's agreement under this Section 11(b) during such extended Restricted Period, a monthly fee (due by the tenth day of each month) equal to his Base Salary then in effect divided by 12 and such fringe benefits detailed in Section 6 (to the extent such participation is allowable under the terms of such plans). Such payments shall be in addition to all rights and benefits of the Employee under this Agreement including but not limited to those specified in Section 7(h) hereof, (it being understood that there shall be no payments, under this Section 11(b) with respect to those periods set forth in clauses (b)(i) and (b)(ii) above) PROVIDED, HOWEVER, that if the Employee breaches the provisions of this Section 11(b) of the Agreement the Company's obligations under the Agreement shall cease. Nothing in either clause b(iv) above, Sections 5 or 7(i) shall be construed to otherwise limit any rights and remedies that may be available to the Company with respect to a termination by the Employee without Good Reason.

         It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the

                                          11

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Employee further consents and stipulates to the entry of such injunction relief in such a court prohibiting the Employee from competing with the Company or any subsidiary or affiliates of the Company in violation of this Agreement.

         (c) NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the Restricted Period, the Employees shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

         (d) NON-SOLICITATION OF EMPLOYEES. The Employee recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. The Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Employee agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

         (e)  SURVIVAL OF PROVISIONS.  The obligations contained in this
Section 11 shall survive the termination or expiration of the Employee's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

    12. GROSS-UP PAYMENT. (a) In the event any payment that is either received by the Employee or paid by the Company on his behalf or any property or loan forgiveness, or any other benefit provided to him under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Employee's employment by the Company) (collectively, the "Total Value") will be subject to the excise tax (the "Excise Tax") imposed by section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall, subject to the limitations and requirements specified in subsection (b) of this Section 12, pay to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction (i) of any Excise Tax imposed on the Total Value and (ii) of any Excise Tax, federal,

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

state, or local income, payroll, and/or other taxes imposed on the Gross-up Payment, shall be equal to the Total Value.

         (b) If the Employee determines that he is liable for the Excise Tax with respect to a payment or other benefit described in subparagraph (a), such Employee must promptly so notify the Company in writing; provided, however, that no delay on the part of the Employee in notifying the Company shall relieve the Company from any obligation hereunder unless (and then solely to the extent that) the Company thereby is prejudiced. Upon receipt of such notice from the Employee, the Company must, within 20 days thereafter, either (i) notify the Employee, in writing, that the Company agrees with the Employee's determination of Excise Tax liability, in which case the Company shall become obligated to immediately pay to the Employee the Gross-Up Payment, or (ii) submit to the Employee an opinion, prepared by counsel of the Company's choice which counsel is reasonably satisfactory to the Employee, that the Employee is not liable for the Excise Tax (the "Tax Opinion"). If the Tax Opinion is provided to the Employee and the Employee nonetheless chooses not to contest the assertion of the Excise Tax, the Company shall be relieved of its obligation to make the Gross-Up Payment specified in subsection (a) of this Section 12. If the Employee chooses to contest the assertion of the Excise Tax after receipt of the Tax Opinion, he may do so with counsel of his choice that is reasonably satisfactory to the Company, and the reasonable legal fees and expenses of such contest shall be paid by the Company on a monthly basis, subject to the Company's receipt of proper documentation therefor. If the Excise Tax is so contested, then the Company shall pay to the Employee the Gross-Up Payment upon the earlier of 10 days after (A) the entry of a final judgment, decree, or other order by a court of competent jurisdiction that the Employee is liable for the Excise Tax or (B) a mutual determination of the Employee and the Company not to proceed further with the contest. The Company also shall reimburse the Employee at that time for any penalties and interest attributable to any delay in payment of the Excise Tax that results from a decision by the Employee not to pay the Excise Tax liability based upon the Tax Opinion. If, pursuant to this subsection (b), the Company is required to reimburse the Employee for legal fees and expenses and/or for penalties and interest incurred by the Employee ("Reimbursement Payments"), then the Company also shall be required to pay to the Employee an additional gross-up amount such that the net amount retained by the Employee, after deduction of any Excise Tax, federal, state, or local income, payroll, and/or other taxes imposed on the Reimbursement Payments and gross-up amount, shall be equal to the amount of the Reimbursement Payments.

         (c) If the IRS notifies the Employee in writing that the Excise Tax will or may be assessed against such Employee, if the Company provides the Employee with the Tax Opinion specified in subsection (b), and if the Employee chooses to contest the assertion of the Excise Tax, then the Company shall obtain and deliver to the Employee an irrevocable standby letter of credit (the "Letter of Credit") issued by a bank acceptable to the Employee and the Company in an amount equal to the amount of the Company's potential payment obligation under subsection (b), computed as if the Excise Tax were paid to the IRS on the date the Letter of Credit was obtained. Immediately upon the earlier of (i) a determination (within the meaning of section 1313 of the Code) that the Employee is not liable for the Excise Tax, or (ii) the

Company's payment to the Employee of the full amount of its obligation under subsection (b), the Employee shall mark the Letter of Credit "cancelled" and return it to the Company. In lieu of such a Letter of Credit, the Company may choose, under the circumstances described in the first sentence of this subsection (c), to secure its obligations under subsection (b) by establishing an appropriate escrow account with terms reasonably satisfactory to the Employee, and by depositing therein the same amount as would be required for the Letter of Credit.

         (d) The obligations contained in this Section 12 shall survive the termination or expiration of the Employee's employment with the Company and shall be fully enforceable thereafter.

    13. ATTORNEY'S FEES. (a) The Company shall reimburse the Employee for all reasonable legal fees for the negotiation and execution of this Agreement up to a maximum of $30,000, subject to the Company's receipt of proper documentation therefor.

         (b) If the Employee incurs reasonable legal or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement and prevails (after exhaustion of all available judicial remedies by the parties), the Company shall reimburse the Employee for such reasonable fees and expenses subject to and within ten days of the receipt by the Company of proper documentation therefor.

         (c) If the Employee incurs reasonable legal or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement and does not prevail and the arbitration panel described in
Section 17 decides that the Employee could reasonably believe that it was likely that he would prevail and the action was brought in good faith, the Company shall reimburse the Employee for such reasonable fees and expenses subject to and within ten days of receipt by the Company of proper documentation therefor.

    14. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

    15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

    17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; PROVIDED, HOWEVER, that (i) the Employee shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement; and (ii) the Company shall be entitled to seek specific performance as specified in section 11 of this Agreement.

    18. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections.

    19. FULL SETTLEMENT. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced, except as specifically provided herein, by any compensation earned by the Employee as a result of employment by another employer.

    20. REPRESENTATION. The Employee represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that, except with respect to his current employment agreement with SCI, he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty or if there is any other legal impediment that prevents the Employee from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement immediately and shall have no further obligation to the Employee hereunder.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above




                        ENVIROTEST SYSTEMS CORP.




                        By:   /s/ Chester C. Davenport
                             ---------------------------------
                        Title
                             ---------------------------------
                        F. ROBERT MILLER




                               /s/ F. Robert Miller
                        --------------------------------------

                                      EXHIBIT I

    "Change of Control" means (i) any sale, transfer or other conveyance (other than to the Company or a wholly owned Subsidiary of the Company), whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after such transaction, any "person" or "group" becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors, managers, or trustees of the transferee, (ii) any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power of the Voting Stock then outstanding, or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in the office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    For purposes of this definition, (i) the terms "person" and "group" shall have the meanings used for purposes of Rules 13d and 13d-5 of the Exchange Act, whether or not applicable; PROVIDED that no Excluded Person and no person or group controlled by Excluded Persons shall be deemed to be a "person" or "group" and (ii) the term "BENEFICIAL OWNER" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

    "Voting Stock" means Capital Stock of the Company having generally the right to vote in the election of majority of the directors of the Company.

    "Excluded Person" means any beneficial holder of 5% or more of any class of common stock of the Company outstanding immediately prior to the consummation of the initial underwritten public offering by the Company of 3,400,000 shares of the Company's Class A Common Stock in April 1993.